                                 VENTURA LANDING
                              6203 CURRY FORD ROAD
                                ORLANDO, FLORIDA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 26, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    July 7, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: VENTURA LANDING
    6203 CURRY FORD ROAD
    ORLANDO, ORANGE COUNTY, FLORIDA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 184 units with a total of 166,760 square feet of rentable area. The improvements were built in 1973. The improvements are situated on 12.869035 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 95% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
VENTURA LANDING, ORLANDO, FLORIDA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 26, 2003 is:

                                  ($6,000,000)

                                Respectfully submitted,
                                AMERICAN APPRAISAL ASSOCIATES, INC.

                                -s- Alice MacQueen
July 7, 2003                    Alice MacQueen
#053272                         Vice President, Real Estate Group
                                Florida Certified General Real Estate Appraiser
                                  #RZ0002202

Assisted By:
Michael L. Kersten

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
VENTURA LANDING, ORLANDO, FLORIDA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA
Executive Summary.........................................................     4
Introduction..............................................................     9
Area Analysis.............................................................    11
Market Analysis...........................................................    14
Site Analysis.............................................................    16
Improvement Analysis......................................................    16
Highest and Best Use......................................................    17

                                    VALUATION

Valuation Procedure.......................................................    18
Sales Comparison Approach.................................................    20
Income Capitalization Approach............................................    26
Reconciliation and Conclusion.............................................    37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
VENTURA LANDING, ORLANDO, FLORIDA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                     Ventura Landing
LOCATION:                          6203 Curry Ford Road
                                   Orlando, Florida

INTENDED USE OF ASSIGNMENT:        Court Settlement
PURPOSE OF APPRAISAL:              "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                Fee simple estate

DATE OF VALUE:                     May 26, 2003
DATE OF REPORT:                    July 7, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
   Size:                           12.869035 acres, or 560,575 square feet
   Assessor Parcel No.:            03-23-30-1656-00-050
   Floodplain:                     Community Panel No. 12095C 0270E (December 6,
                                   2000)
                                   Flood Zone X, an area outside the floodplain.
   Zoning:                         R-3B (Medium Intensity Development District)

BUILDING:
   No. of Units:                   184 Units
   Total NRA:                      166,760 Square Feet
   Average Unit Size:              906 Square Feet
   Apartment Density:              14.3 units per acre
   Year Built:                     1973

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                          Market Rent
                           Square         -----------       Monthly     Annual
      Unit Type             Feet     Per Unit     Per SF    Income      Income
--------------------------------------------------------------------------------
1Br/1Ba - The Martin         725       $575       $0.79    $ 36,800   $  441,600
2Br/1.5Ba - The Osprey       930       $675       $0.73    $ 64,800   $  777,600
3Br/2Ba - The Falcon       1,295       $825       $0.64    $ 19,800   $  237,600
                                                  Total    $121,400   $1,456,800

OCCUPANCY:                                 95%
ECONOMIC LIFE:                             45 Years
EFFECTIVE AGE:                             20 Years
REMAINING ECONOMIC LIFE:                   25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
VENTURA LANDING, ORLANDO, FLORIDA

                              SUBJECT PHOTOGRAPHS

    [PICTURE]                                             [PICTURE]

EXTERIOR - OFFICE                           EXTERIOR - VIEW FROM CURRY FORD ROAD

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
VENTURA LANDING, ORLANDO, FLORIDA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

   As Vacant:                           Hold for future multi-family development
   As Improved:                         Continuation as its current use

METHOD OF VALUATION:                    In this instance, the Sales Comparison
                                        and Income Approaches to value were
                                        utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
VENTURA LANDING, ORLANDO, FLORIDA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

        DIRECT CAPITALIZATION                Amount        $/Unit
        ---------------------                ------        ------
Potential Rental Income                    $ 1,456,800    $  7,917
Effective Gross Income                     $ 1,309,120    $  7,115
Operating Expenses                         $   668,056    $  3,631          51.0% of EGI
Net Operating Income:                      $   595,064    $  3,234

Capitalization Rate                              10.00%
DIRECT CAPITALIZATION VALUE                $ 5,900,000 *  $ 32,065 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                              10 years
2002 Economic Vacancy                               29%
Stabilized Vacancy & Collection Loss:               15%
Lease-up / Stabilization Period                    N/A
Terminal Capitalization Rate                     11.00%
Discount Rate                                    12.50%
Selling Costs                                     2.00%
Growth Rates:
   Income                                         3.00%
   Expenses:                                      3.00%
DISCOUNTED CASH FLOW VALUE                 $ 6,000,000 *  $32,609 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE     $ 6,000,000    $32,609 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)      $25,000 to $43,000
   Range of Sales $/Unit (Adjusted)        $34,400 to $37,500
VALUE INDICATION - PRICE PER UNIT          $6,400,000 *         $34,783 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales       4.39 to 5.60
   Selected EGIM for Subject                4.75
   Subject's Projected EGI                 $1,309,120
EGIM ANALYSIS CONCLUSION                   $6,100,000 *         $33,152 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION           $6,400,000 *         $34,783 / UNIT

RECONCILED SALES COMPARISON VALUE          $6,400,000           $34,783 / UNIT

--------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
VENTURA LANDING, ORLANDO, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                             $6,400,000
   NOI Per Unit                               $6,400,000
   EGIM Multiplier                            $6,100,000
INDICATED VALUE BY SALES COMPARISON           $6,400,000   $34,783 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:              $5,900,000
   Discounted Cash Flow Method:               $6,000,000
INDICATED VALUE BY THE INCOME APPROACH        $6,000,000   $32,609 / UNIT


RECONCILED OVERALL VALUE CONCLUSION:          $6,000,000   $32,609 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
VENTURA LANDING, ORLANDO, FLORIDA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 6203 Curry Ford Road, Orlando, Orange County, Florida. Orlando identifies it as 03-23-30-1656-00-050.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Michael L. Kersten on May 26, 2003. Alice MacQueen has not made a personal inspection of the subject property. Michael L. Kersten assisted Alice MacQueen with the research, valuation analysis and writing the report. Alice MacQueen reviewed the report and concurs with the value. Alice MacQueen and Michael L. Kersten have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 26, 2003. The date of the report is July 7, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
VENTURA LANDING, ORLANDO, FLORIDA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
  MARKETING PERIOD:              6 to 12 months
  EXPOSURE PERIOD:               6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCP 3. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
VENTURA LANDING, ORLANDO, FLORIDA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Orlando, Florida. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Goldenrod Road
West  - Conway Road
South - Hoffner Avenue
North - East West Expressway

MAJOR EMPLOYERS

Major employers in the subject's area include Walt Disney Company (55,000), Florida Hospital (12,808), Universal Orlando (12,000), Orlando Regional Healthcare (12,000), Lockheed Martin (5,053), Central Florida Investments (5,000), University of Central Florida (4,808), Darden Restaurants (4,675), Sprint (4,295), and SeaWorld (4,000).. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
VENTURA LANDING, ORLANDO, FLORIDA

                           NEIGHBORHOOD DEMOGRAPHICS

                                                AREA
                              -----------------------------------------
         CATEGORY             1-MI. RADIUS  3-MI. RADIUS   5-MI. RADIUS      MSA
---------------------------   ------------  ------------   ------------   ----------
POPULATION TRENDS
Current Population                24,426        121,187        230,503     1,721,904
5-Year Population                 26,001        129,066        245,725     1,921,950
% Change CY-5Y                       6.4%           6.5%           6.6%         11.6%
Annual Change CY-5Y                  1.3%           1.3%           1.3%          2.3%

HOUSEHOLDS
Current Households                10,125         48,206         94,791       655,258
5-Year Projected Households       10,754         51,041        100,505       731,362
% Change CY - 5Y                     6.2%           5.9%           6.0%         11.6%
Annual Change CY-5Y                  1.2%           1.2%           1.2%          2.3%

INCOME TRENDS
Median Household Income         $ 32,016     $   35,441     $   37,406    $   40,114
Per Capita Income               $ 17,041     $   18,768     $   21,478    $   21,799
Average Household Income        $ 41,464     $   47,148     $   52,290    $   57,283

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                               AREA
                            -----------------------------------------
         CATEGORY           1-MI. RADIUS  3-MI. RADIUS   5-MI. RADIUS     MSA
--------------------------  ------------  ------------   ------------  ---------
HOUSING TRENDS
% of Households Renting        48.44%         39.16%        39.13%       30.55%
5-Year Projected % Renting     47.20%         38.67%        38.65%       30.11%

% of Households Owning         39.21%         52.00%        53.05%       60.90%
5-Year Projected % Owning      40.51%         52.59%        53.74%       61.87%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
VENTURA LANDING, ORLANDO, FLORIDA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Single-family subdivision
South - Curry Ford Road and residential condos
East - City park
West - Apartments

CONCLUSIONS

The subject is well located within the city of Orlando. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
VENTURA LANDING, ORLANDO, FLORIDA

                                 MARKET ANALYSIS

The subject property is located in the city of Orlando in Orange County. The overall pace of development in the subject's market is more or less stable. New construction in the immediate area is limited to several smaller retail projects. Both Walgreens and CVS have new stores in the area. None of the apartment complexes in the area appear to be newer than 15 years old. With the exception of several 4- to 8-unit condominium complexes, there appears to have been no recent multiple-family residential construction in the subject neighborhood. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

Period                Region                  Submarket
------                ------                  ---------
 1Q03                  9.3%                      9.0%
 4Q02                  8.9%                      8.3%
 2002                  7.6%                      6.5%

 3Q02                  N/A                       6.9%
 2Q02                  N/A                       6.7%
 1Q02                  N/A                       6.1%
 4Q01                  N/A                       4.6%
 3Q01                  N/A                       4.9%
 2Q01                  N/A                       4.2%

Source: REIS

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. As illustrated above, vacancy rates for region and submarket are increasing.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
VENTURA LANDING, ORLANDO, FLORIDA

                            HISTORICAL AVERAGE RENT

Period  Region   % Change  Submarket  % Change
------  ------   --------  ---------  --------
 2Q01    N/A         -         $697       -
 3Q01    N/A       N/A       $698       0.1%
 4Q01    N/A       N/A       $696      -0.3%
 1Q02    N/A       N/A       $679      -2.4%
 2Q02    N/A       N/A       $684       0.7%
 3Q02    N/A       N/A       $688       0.6%
 4Q02    N/A       N/A       $695       1.0%
 1Q03    N/A       N/A       $685      -1.4%

Source: REIS

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

   No.        Property Name      Units  Ocpy.  Year Built       Proximity to subject
-------  ----------------------  -----  -----  ----------  ------------------------------
  R-1    Cypress Run              248    89%      1990     1 mile southeast of the subject
  R-2    Grove Park               184    90%      1968     1 mile west of the subject
  R-3    Hollowbrook Apartments   144    90%      1969     1 mile west of the subject
  R-4    Dovetail Villas Ph I     232    89%      1981     Across Curry Ford Road
  R-5    Highland Pointe          272    91%      1985     1mile northeast of the subject
Subject  Ventura Landing          184    95%      1973

Three bedroom units appear to be in short supply. Many complexes are offering concessions on one-bedroom units.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
VENTURA LANDING, ORLANDO, FLORIDA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   12.869035 acres, or 560,575 square feet
  Shape                       Generally rectangular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
    Community Panel           12095C 0270E, dated December 6, 2000
    Flood Zone                Zone X
  Zoning                      R-3B, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                 ASSESSED VALUE - 2003
                          ------------------------------------  TAX RATE/   PROPERTY
PARCEL NUMBER                LAND       BUILDING       TOTAL    MILL RATE    TAXES
--------------            ----------   ----------   ----------  ---------   --------
03-23-30-1656-00-050      $1,288,000   $3,085,931   $4,373,931   0.02200    $96,247

IMPROVEMENT ANALYSIS

Year Built                     1973
Number of Units                184
Net Rentable Area              166,760 Square Feet
Construction:
  Foundation                   Reinforced concrete slab
  Frame                        Heavy or light wood
  Exterior Walls               Stucco wall
  Roof                         Composition shingle over a wood truss structure
Project Amenities              Amenities at the subject include a swimming
                               pool, spa/jacuzzi, basketball court,
                               volleyball court, tennis court, gym room,
                               picnic area, car wash, barbeque equipment,
                               meeting hall, community room, and parking
                               area.
Unit Amenities                 Individual unit amenities include a balcony,
                               cable TV connection, and washer dryer
                               connection Appliances available in each unit include a refrigerator, stove,

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
VENTURA LANDING, ORLANDO, FLORIDA

                           dishwasher, water heater, garbage disposal, and oven.

Unit Mix:

                                          Unit Area
      Unit Type          Number of Units  (Sq. Ft.)
----------------------   ---------------  ---------
1Br/1Ba - The Martin           64             725
2Br/1.5Ba - The Osprey         96             930
3Br/2Ba - The Falcon           24           1,295

Overall Condition                Average
Effective Age                    20 years
Economic Life                    45 years
Remaining Economic Life          25 years
Deferred Maintenance             None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1973 and consist of a 184-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
VENTURA LANDING, ORLANDO, FLORIDA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
VENTURA LANDING, ORLANDO, FLORIDA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
VENTURA LANDING, ORLANDO, FLORIDA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
VENTURA LANDING, ORLANDO, FLORIDA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                          COMPARABLE                   COMPARABLE
         DESCRIPTION                         SUBJECT                         I - 1                        I - 2
-------------------------------------------------------------------------------------------------------------------------
  Property Name                   Ventura Landing                Hollowbrook Apartments       Windscape Apartments

LOCATION:
  Address                         6203 Curry Ford Road           5465 Curry Ford Road         5300 Cinderline Parkway

  City, State                     Orlando, Florida               Orlando, Florida             Orlando, Florida
  County                          Orange                         Orange                       Orange
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          166,760                        148,220                      130,584
  Year Built                      1973                           1969                         1984
  Number of Units                 184                            144                          144
  Unit Mix:                               Type            Total      Type             Total     Type                Total
                                  1Br/1Ba - The Martin     64    1Br/1Ba               28     1Br/1Ba                 24
                                  2Br/1.5Ba - The Osprey   96    2Br/2Ba               46     2Br/2Ba                120
                                  3Br/2Ba - The Falcon     24    2Br/1.5Ba Twn         56
                                                                 3Br/2Ba               12

  Average Unit Size (SF)          906                            1,029                        907
  Land Area (Acre)                12.8690                        6.3017                       7.0000
  Density (Units/Acre)            14.3                           22.9                         20.6
  Parking Ratio (Spaces/Unit)     1.76                           2.43                         2.92
  Parking Type (Gr., Cov., etc.)  Garage, Open Covered           Open                         Open
CONDITION:                        Good                           Average                      Average
APPEAL:                           Good                           Average                      Average
AMENITIES:
  Pool/Spa                        Yes/Yes                        Yes/No                       Yes/Yes
  Gym Room                        Yes                            Yes                          Yes
  Laundry Room                    No                             Yes                          Yes
  Secured Parking                 No                             No                           Yes
  Sport Courts                    Yes                            Yes                          Yes
  Washer/Dryer Connection         Yes                            No                           No

OCCUPANCY:                        95%                            96%                          97%
TRANSACTION DATA:
  Sale Date                                                      January, 2000                January, 2000
  Sale Price ($)                                                 $5,750,000                   $4,521,500
  Grantor                                                        H&G Partnership, LP          Sun Pointe Bay, LLC

  Grantee                                                        RHA/Affordable Housing III,  CRM B/K Co-Partners, LLC
                                                                 Inc.

  Sale Documentation                                             Book 5928, Page 2499         Book 5917 Page 4192
  Verification                                                   Comps, Inc.                  Comps, Inc.
  Telephone Number
ESTIMATED PRO-FORMA:                                               Total $    $/Unit   $/SF     Total $    $/Unit   $/SF
  Potential Gross Income                                         $1,155,500   $8,024   $7.80  $1,061,445   $7,371   $8.13
  Vacancy/Credit Loss                                            $   57,775   $  401   $0.39  $   31,843   $  221   $0.24
  Effective Gross Income                                         $1,097,725   $7,623   $7.41  $1,029,602   $7,150   $7.88
  Operating Expenses                                             $  525,000   $3,646   $3.54  $  504,000   $3,500   $3.86
  Net Operating Income                                           $  572,725   $3,977   $3.86  $  525,602   $3,650   $4.03
NOTES:                                                           None                         None

  PRICE PER UNIT                                                            $39,931                     $31,399
  PRICE PER SQUARE FOOT                                                     $ 38.79                     $ 34.63
  EXPENSE RATIO                                                                47.8%                       49.0%
  EGIM                                                                         5.24                        4.39
  OVERALL CAP RATE                                                             9.96%                      11.62%
  Cap Rate based on Pro Forma                                             PRO FORMA                      ACTUAL
  or Actual Income?

                                                         COMPARABLE                 COMPARABLE                    COMPARABLE
         DESCRIPTION                                        I - 3                      I - 4                         I - 5
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                                  Stone Mill Run             Tara Oaks Apartments         The Ashley of Spring Valley

LOCATION:
  Address                                        5101-5125 Curry Ford Road  523-525 East Michigan St.    693 South Wymore Road

  City, State                                    Orlando, Florida           Orlando, Florida             Altamonte Springs, Florida
  County                                         Orange                     Orange                       Seminole
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                         25,663                     99,000                       280,000
  Year Built                                     1974                       1965                         1974
  Number of Units                                44                         96                           260
  Unit Mix:                                        Type              Total   Type                 Total   Type                 Total
                                                 1Br/1Ba               44   1Br/1Ba                 32   1Br/1Ba                N/A
                                                                            2Br/1Ba                 32   2Br/1Ba                N/A
                                                                            3Br/2Ba                 32   2Br/2Ba                N/A

  Average Unit Size (SF)                         583                        1,031                        1,077
  Land Area (Acre)                               3.1767                     5.6300                       15.8713
  Density (Units/Acre)                           13.9                       17.1                         16.4
  Parking Ratio (Spaces/Unit)                    1.36                       1.45                         4.80
  Parking Type (Gr., Cov., etc.)                 Open                       Open                         Open
CONDITION:                                       Average                    Average                      Good
APPEAL:                                          Fair                       Average                      Good
AMENITIES:
  Pool/Spa                                       No/No                      No/No                        Yes/Yes
  Gym Room                                       Yes                        Yes                          Yes
  Laundry Room                                   Yes                        Yes                          No
  Secured Parking                                No                         Yes                          Yes
  Sport Courts                                   No                         No                           Yes
  Washer/Dryer Connection                        No                         Yes                          Yes

OCCUPANCY:                                       95%                        90%                          92%
TRANSACTION DATA:
  Sale Date                                      May, 2002                  June, 2001                   August, 2001
  Sale Price ($)                                 $1,100,000                 $3,500,000                   $11,180,000
  Grantor                                                                   St. Regis Apartments

  Grantee                                        Stone Mill Run, LLC        Maplecroft Development, LLC  Altamonte Ashley, LLC

  Sale Documentation                             Book 6530, Page 3784       Book 6295, Page 7722         Book 4160, Page 27
  Verification                                   Comps, Inc.                Comps, Inc.                  Seminole County Property
  Telephone Number                                                                                       Appraisers' Office
ESTIMATED PRO-FORMA:                              Total $   $/Unit   $/SF    Total $    $/Unit    $/SF     Total $    $/Unit   $/SF
  Potential Gross Income                         $245,520   $5,580   $9.57  $ 714,240   $ 7,440  $ 7.21  $2,100,000   $8,077   $7.50
  Vacancy/Credit Loss                            $ 12,276   $  279   $0.48  $  71,424   $   744  $ 0.72  $  105,000   $  404   $0.38
  Effective Gross Income                         $233,244   $5,301   $9.09  $ 642,816   $ 6,696  $ 6.49  $1,995,000   $7,673   $7.13
  Operating Expenses                             $104,960   $2,385   $4.09  $ 288,000   $ 3,000  $ 2.91  $  900,000   $3,462   $3.21
  Net Operating Income                           $128,284   $2,916   $5.00  $ 354,816   $ 3,696  $ 3.58  $1,095,000   $4,212   $3.91
NOTES:                                           None.                      None                         None

  PRICE PER UNIT                                          $25,000                      $36,458                     $43,000
  PRICE PER SQUARE FOOT                                   $ 42.86                      $ 35.35                     $ 39.93
  EXPENSE RATIO                                              45.0%                        44.8%                       45.1%
  EGIM                                                       4.72                         5.44                        5.60
  OVERALL CAP RATE                                          11.66%                       10.14%                       9.79%
  Cap Rate based on Pro Forma                                                           ACTUAL                   PRO FORMA
  or Actual Income?                              PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
VENTURA LANDING, ORLANDO, FLORIDA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $25,000 to $43,000 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $34,400 to $37,500 per unit with a mean or average adjusted price of $35,737 per unit. The median adjusted price is $34,959 per unit. Based on the following analysis, we have concluded to a value of $35,000 per unit, which results in an "as is" value of $6,400,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
VENTURA LANDING, ORLANDO, FLORIDA

SALES ADJUSTMENT GRID

                                                                    COMPARABLE                  COMPARABLE
           DESCRIPTION                      SUBJECT                    I - 1                       I - 2
----------------------------------------------------------------------------------------------------------------
  Property Name                       Ventura Landing        Hollowbrook Apartments     Windscape Apartments

  Address                             6203 Curry Ford Road   5465 Curry Ford Road       5300 Cinderline Parkway

  City                                Orlando, Florida       Orlando, Florida           Orlando, Florida
  Sale Date                                                  January, 2000              January, 2000
  Sale Price ($)                                             $5,750,000                 $4,521,500
  Net Rentable Area (SF)              166,760                148,220                    130,584
  Number of Units                     184                    144                        144
  Price Per Unit                                             $39,931                    $31,399
  Year Built                          1973                   1969                       1984
  Land Area (Acre)                    12.8690                6.3017                     7.0000
VALUE ADJUSTMENTS                         DESCRIPTION            DESCRIPTION     ADJ.       DESCRIPTION     ADJ.
  Property Rights Conveyed            Fee Simple Estate      Fee Simple Estate    0%    Fee Simple Estate     0%
  Financing                                                  Cash To Seller       0%    Cash To Seller        0%
  Conditions of Sale                                         Arm's Length         0%    Arm's Length          0%
  Date of Sale (Time)                                        01-2000              3%    01-2000               3%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                  $41,128                    $32,341
  Location                                                   Comparable           0%    Inferior             20%
  Number of Units                     184                    144                  0%    144                   0%
  Quality / Appeal                    Good                   Inferior             5%    Inferior             20%
  Age / Condition                     1973                   1969 / Average       0%    1984 / Average      -10%
  Occupancy at Sale                   95%                    96%                -15%    97%                 -15%
  Amenities                           Good                   Comparable           0%    Comparable            0%
  Average Unit Size (SF)              906                    1,029               -5%    907                   0%
PHYSICAL ADJUSTMENT                                                             -15%                         15%
FINAL ADJUSTED VALUE ($/UNIT)                                        $34,959                    $37,192

                                             COMPARABLE                   COMPARABLE                    COMPARABLE
           DESCRIPTION                          I - 3                        I - 4                         I - 5
--------------------------------------------------------------------------------------------------------------------------
  Property Name                       Stone Mill Run              Tara Oaks Apartments         The Ashley of Spring Valley

  Address                             5101-5125 Curry Ford Road   523-525 East Michigan St.    693 South Wymore Road

  City                                Orlando, Florida            Orlando, Florida             Altamonte Springs, Florida
  Sale Date                           May, 2002                   June, 2001                   August, 2001
  Sale Price ($)                      $1,100,000                  $3,500,000                   $11,180,000
  Net Rentable Area (SF)              25,663                      99,000                       280,000
  Number of Units                     44                          96                           260
  Price Per Unit                      $25,000                     $36,458                      $43,000
  Year Built                          1974                        1965                         1974
  Land Area (Acre)                    3.1767                      5.6300                       15.8713
VALUE ADJUSTMENTS                        DESCRIPTION       ADJ.      DESCRIPTION       ADJ.       DESCRIPTION         ADJ.
  Property Rights Conveyed            Fee Simple Estate      0%   Fee Simple Estate      0%    Fee Simple Estate        0%
  Financing                           Cash To Seller         0%   Cash To Seller         0%    Cash To Seller           0%
  Conditions of Sale                  Arm's Length           0%   Arm's Length           0%    Arm's Length             0%
  Date of Sale (Time)                 05-2002                0%   06-2001                0%    08-2001                  0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)            $25,000                     $36,458                       $43,000
  Location                            Comparable             0%   Comparable             0%    Comparable               0%
  Number of Units                     44                    10%   96                     0%    260                      0%
  Quality / Appeal                    Inferior              20%   Inferior              15%    Comparable               0%
  Age / Condition                     1974 / Average         0%   1965 / Average         0%    1974 / Good              0%
  Occupancy at Sale                   95%                  -15%   90%                  -15%    92%                    -15%
  Amenities                           Inferior              25%   Comparable             0%    Comparable               0%
  Average Unit Size (SF)              583                   10%   1,031                 -5%    1,077                   -5%
PHYSICAL ADJUSTMENT                                         50%                         -5%                           -20%
FINAL ADJUSTED VALUE ($/UNIT)                  $37,500                     $34,635                       $34,400

SUMMARY

VALUE RANGE (PER UNIT)                            $34,400 TO $37,500
MEAN (PER UNIT)                                   $35,737
MEDIAN (PER UNIT)                                 $34,959
VALUE CONCLUSION (PER UNIT)                       $35,000

VALUE OF IMPROVEMENT & MAIN SITE                        $6,440,000
  PV OF CONCESSIONS                                    -$   81,000
VALUE INDICATED BY SALES COMPARISON APPROACH            $6,359,000
ROUNDED                                                 $6,400,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
VENTURA LANDING, ORLANDO, FLORIDA

                             NOI PER UNIT COMPARISON

                       SALE PRICE                NOI/        SUBJECT NOI
COMPARABLE   NO. OF   ------------            ---------------------------   ADJUSTMENT   INDICATED
   NO.       UNITS     PRICE/UNIT     OAR      NOI/UNIT    SUBJ. NOI/UNIT     FACTOR     VALUE/UNIT
---------------------------------------------------------------------------------------------------
   I-1        144     $  5,750,000    9.96%   $  572,725   $      595,064     0.813      $   32,469
                      $     39,931            $    3,977   $        3,234
   I-2        144     $  4,521,500   11.62%   $  525,602   $      595,064     0.886      $   27,821
                      $     31,399            $    3,650   $        3,234
   I-3         44     $  1,100,000   11.66%   $  128,284   $      595,064     1.109      $   27,731
                      $     25,000            $    2,916   $        3,234
   I-4         96     $  3,500,000   10.14%   $  354,816   $      595,064     0.875      $   31,901
                      $     36,458            $    3,696   $        3,234
   I-5        260     $ 11,180,000    9.79%   $1,095,000   $      595,064     0.768      $   33,020
                      $     43,000            $    4,212   $        3,234

                                   PRICE/UNIT

Low         High        Average     Median
$27,731     $33,020     $30,588     $31,901

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                    $   35,000
                                            ----------
Number of Units                                    184

Value                                       $6,440,000
  PV of Concessions                        -$   81,000
                                            ----------
Value Based on NOI Analysis                 $6,359,000
                                Rounded     $6,400,000

The adjusted sales indicate a range of value between $27,731 and $33,020 per unit, with an average of $30,588 per unit. Based on the subject's competitive position within the improved sales, a value of $35,000 per unit is estimated. This indicates an "as is" market value of $6,400,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
VENTURA LANDING, ORLANDO, FLORIDA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                         SALE PRICE
COMPARABLE    NO. OF    ------------     EFFECTIVE       OPERATING                   SUBJECT
   NO.        UNITS      PRICE/UNIT     GROSS INCOME      EXPENSE       OER       PROJECTED OER     EGIM
--------------------------------------------------------------------------------------------------------
   I-1         144      $  5,750,000    $  1,097,725     $ 525,000     47.83%                       5.24
                        $     39,931
   I-2         144      $  4,521,500    $  1,029,602     $ 504,000     48.95%                       4.39
                        $     31,399
   I-3          44      $  1,100,000    $    233,244     $ 104,960     45.00%         51.03%        4.72
                        $     25,000
   I-4          96      $  3,500,000    $    642,816     $ 288,000     44.80%                       5.44
                        $     36,458
   I-5         260      $ 11,180,000    $  1,995,000     $ 900,000     45.11%                       5.60
                        $     43,000

                                      EGIM

Low      High     Average     Median
---      ----     -------     ------
4.39     5.60      5.08        5.24

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                          4.75
                                                 ----------
Subject EGI                                      $1,309,120

Value                                            $6,218,320
  PV of Concessions                             -$   81,000
                                                 ----------
Value Based on EGIM Analysis                     $6,137,320
                                     Rounded     $6,100,000

                  Value Per Unit                 $   33,152

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 51.03% before reserves. The comparable sales indicate a range of expense ratios from 44.80% to 48.95%, while their EGIMs range from 4.39 to 5.60. Overall, we conclude to an EGIM of 4.75, which results in an "as is" value estimate in the EGIM Analysis of $6,100,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $6,400,000.

Price Per Unit                           $6,400,000
NOI Per Unit                             $6,400,000
EGIM Analysis                            $6,100,000

Sales Comparison Conclusion              $6,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
VENTURA LANDING, ORLANDO, FLORIDA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
VENTURA LANDING, ORLANDO, FLORIDA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                             Average
                          Unit Area    ------------------
      Unit Type           (Sq. Ft.)    Per Unit    Per SF   % Occupied
----------------------------------------------------------------------
1Br/1Ba - The Martin         725       $    569    $ 0.78      93.8%
2Br/1.5Ba - The Osprey       930       $    659    $ 0.71      94.8%
3Br/2Ba - The Falcon        1295       $    819    $ 0.63      95.8%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
VENTURA LANDING, ORLANDO, FLORIDA

                                  RENT ANALYSIS

                                                                                COMPARABLE RENTS
                                                             -------------------------------------------------------
                                                               R-1         R-2        R-3          R-4        R-5
                                                             -------------------------------------------------------
                                                             Cypress               Hollowbrook  Dovetail    Highland
                                                               Run     Grove Park  Apartments  Villas Ph I   Pointe
                                                             -------------------------------------------------------
                                                                              COMPARISON TO SUBJECT
                                           SUBJECT  SUBJECT  -------------------------------------------------------
                           SUBJECT UNIT    ACTUAL   ASKING   Slightly   Slightly                            Slightly
       DESCRIPTION             TYPE         RENT     RENT    Superior   Inferior    Similar      Superior   Superior
--------------------------------------------------------------------------------------------------------------------
Monthly Rent              1Br/1Ba - THE    $   569  $   823  $    650  $     550   $     555   $       645  $    610
Unit Area (SF)            MARTIN               725      725       780        728         745           875       900
Monthly Rent Per Sq. Ft.                   $  0.78  $  1.13  $   0.83  $    0.76   $    0.74   $      0.74  $   0.68

Monthly Rent              2Br/1.5Ba - THE  $   659  $   838  $    750  $     670   $     659   $       749  $    735
Unit Area (SF)            OSPREY               930      930     1,050      1,040       1,082         1,203     1,100
Monthly Rent Per Sq. Ft.                   $  0.71  $  0.90  $   0.71  $    0.64   $    0.61   $      0.62  $   0.67

Monthly Rent              3Br/2Ba - THE    $   819  $   885  $    900              $     785   $       840  $    815
Unit Area (SF)            FALCON             1,295    1,295     1,200                  1,240         1,375     1,300
Monthly Rent Per Sq. Ft.                   $  0.63  $  0.68  $   0.75              $    0.63   $      0.61  $   0.63


DESCRIPTION                MIN     MAX    MEDIAN  AVERAGE
---------------------------------------------------------
Monthly Rent              $  550  $  650  $  610  $   602
Unit Area (SF)               728     900     780      806
Monthly Rent Per Sq. Ft.  $ 0.68  $ 0.83  $ 0.74  $  0.75

Monthly Rent              $  659  $  750  $  735  $   713
Unit Area (SF)             1,040   1,203   1,082    1,095
Monthly Rent Per Sq. Ft.  $ 0.61  $ 0.71  $ 0.64  $  0.65

Monthly Rent              $  785  $  900  $  828  $   835
Unit Area (SF)             1,200   1,375   1,270    1,279
Monthly Rent Per Sq. Ft.  $ 0.61  $ 0.75  $ 0.63  $  0.66

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                          Market Rent
                                           Unit Area   -----------------   Monthly      Annual
      Unit Type          Number of Units   (Sq. Ft.)   Per Unit   Per SF    Income      Income
------------------------------------------------------------------------------------------------
1Br/1Ba - The Martin           64              725     $    575   $ 0.79   $ 36,800   $  441,600
2Br/1.5Ba - The Osprey         96              930     $    675   $ 0.73   $ 64,800   $  777,600
3Br/2Ba - The Falcon           24            1,295     $    825   $ 0.64   $ 19,800   $  237,600
                                                                           --------   ----------
                                                                  Total    $121,400   $1,456,800

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
VENTURA LANDING, ORLANDO, FLORIDA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                 FISCAL YEAR 2000         FISCAL YEAR 2001          FISCAL YEAR 2002          FISCAL YEAR 2003
                             -----------------------   -----------------------   -----------------------   -----------------------
                                     ACTUAL                    ACTUAL                    ACTUAL               MANAGEMENT BUDGET
                             -----------------------   -----------------------   -----------------------   -----------------------
      DESCRIPTION              TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT
----------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income              $1,326,224   $    7,208   $1,388,459   $    7,546   $1,428,172   $    7,762   $1,419,600   $    7,715

  Vacancy                    $   86,688   $      471   $   80,455   $      437   $  136,006   $      739   $  101,914   $      554
  Credit Loss/Concessions    $   29,094   $      158   $   41,882   $      228   $  283,164   $    1,539   $  157,032   $      853
                             -----------------------------------------------------------------------------------------------------
    Subtotal                 $  115,782   $      629   $  122,337   $      665   $  419,170   $    2,278   $  258,946   $    1,407

  Laundry Income             $   10,097   $       55   $    6,333   $       34   $    4,821   $       26   $   10,284   $       56
  Garage Revenue             $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue        $   64,622   $      351   $   57,969   $      315   $  194,500   $    1,057   $  102,600   $      558
                             -----------------------------------------------------------------------------------------------------
    Subtotal Other Income    $   74,719   $      406   $   64,302   $      349   $  199,321   $    1,083   $  112,884   $      614
                             -----------------------------------------------------------------------------------------------------
Effective Gross Income       $1,285,161   $    6,985   $1,330,424   $    7,231   $1,208,323   $    6,567   $1,273,538   $    6,921

Operating Expenses
  Taxes                      $   90,543   $      492   $   96,663   $      525   $   93,644   $      509   $  107,472   $      584
  Insurance                  $   16,867   $       92   $   69,393   $      377   $   47,441   $      258   $   46,654   $      254
  Utilities                  $   44,442   $      242   $   44,523   $      242   $   94,266   $      512   $   54,240   $      295
  Repair & Maintenance       $  179,847   $      977   $  152,180   $      827   $  170,896   $      929   $  157,920   $      858
  Cleaning                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Landscaping                $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Security                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing        $   31,128   $      169   $   29,213   $      159   $   27,665   $      150   $   24,000   $      130
  General Administrative     $  176,266   $      958   $  185,148   $    1,006   $  169,215   $      920   $  160,644   $      873
  Management                 $   65,511   $      356   $   70,762   $      385   $   60,067   $      326   $   66,886   $      364
  Miscellaneous              $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
                             -----------------------------------------------------------------------------------------------------
Total Operating Expenses     $  604,604   $    3,286   $  647,882   $    3,521   $  663,194   $    3,604   $  617,816   $    3,358

  Reserves                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
                             -----------------------------------------------------------------------------------------------------
Net Income                   $  680,557   $    3,699   $  682,542   $    3,709   $  545,129   $    2,963   $  655,722   $    3,564

                                 ANNUALIZED 2003
                             -----------------------
                                   PROJECTION                    AAA PROJECTION
                             -----------------------   --------------------------------
      DESCRIPTION              TOTAL       PER UNIT      TOTAL       PER UNIT      %
---------------------------------------------------------------------------------------
Revenues
  Rental Income              $1,422,928   $    7,733   $1,456,800   $    7,917   100.0%

  Vacancy                    $   94,136   $      512   $  189,384   $    1,029    13.0%
  Credit Loss/Concessions    $  258,672   $    1,406   $   29,136   $      158     2.0%
                             ---------------------------------------------------------
    Subtotal                 $  352,808   $    1,917   $  218,520   $    1,188    15.0%

  Laundry Income             $        0   $        0   $    6,440   $       35     0.4%
  Garage Revenue             $        0   $        0   $        0   $        0     0.0%
  Other Misc. Revenue        $   64,840   $      352   $   64,400   $      350     4.4%
                             ---------------------------------------------------------
    Subtotal Other Income    $   64,840   $      352   $   70,840   $      385     4.9%
                             ---------------------------------------------------------
Effective Gross Income       $1,134,960   $    6,168   $1,309,120   $    7,115   100.0%

Operating Expenses
  Taxes                      $  106,832   $      581   $  119,600   $      650     9.1%
  Insurance                  $   46,004   $      250   $   46,000   $      250     3.5%
  Utilities                  $   27,992   $      152   $   46,000   $      250     3.5%
  Repair & Maintenance       $  215,624   $    1,172   $  174,800   $      950    13.4%
  Cleaning                   $        0   $        0   $        0   $        0     0.0%
  Landscaping                $        0   $        0   $        0   $        0     0.0%
  Security                   $        0   $        0   $        0   $        0     0.0%
  Marketing & Leasing        $   77,884   $      423   $   32,200   $      175     2.5%
  General Administrative     $  166,420   $      904   $  184,000   $    1,000    14.1%
  Management                 $   59,648   $      324   $   65,456   $      356     5.0%
  Miscellaneous              $        0   $        0   $        0   $        0     0.0%
                             ---------------------------------------------------------
Total Operating Expenses     $  700,404   $    3,807   $  668,056   $    3,631    51.0%

  Reserves                   $        0   $        0   $   46,000   $      250     6.9%
                             ---------------------------------------------------------
Net Income                   $  434,556   $    2,362   $  595,064   $    3,234    45.5%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 15% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
VENTURA LANDING, ORLANDO, FLORIDA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                    CAPITALIZATION RATES
          ------------------------------------------
               GOING-IN              TERMINAL
          ------------------------------------------
           LOW           HIGH    LOW           HIGH
          ------------------------------------------
RANGE     6.00%         10.00%  7.00%         10.00%
AVERAGE          8.14%                 8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
VENTURA LANDING, ORLANDO, FLORIDA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.   SALE DATE   OCCUP.   PRICE/UNIT    OAR
----------------------------------------------------
   I-1       Jan-00      96%     $   39,931    9.96%
   I-2       Jan-00      97%     $   31,399   11.62%
   I-3       May-02      95%     $   25,000   11.66%
   I-4       Jun-01      90%     $   36,458   10.14%
   I-5       Aug-01      92%     $   43,000    9.79%
                                       High   11.66%
                                        Low    9.79%
                                    Average   10.64%

Based on this information, we have concluded the subject's overall capitalization rate should be 10.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 11.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.50% indicates a value of $6,000,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 32
VENTURA LANDING, ORLANDO, FLORIDA

approximately 37% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
VENTURA LANDING, ORLANDO, FLORIDA

DISCOUNTED CASH FLOW ANALYSIS

                                 VENTURA LANDING

                 YEAR                    APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
             FISCAL YEAR                    1             2             3             4             5              6
------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                             $1,456,800    $1,500,504    $1,545,519    $1,591,885    $1,639,641    $1,688,830

  Vacancy                               $  189,384    $  195,066    $  200,917    $  206,945    $  213,153    $  219,548
  Credit Loss                           $   29,136    $   30,010    $   30,910    $   31,838    $   32,793    $   33,777
  Concessions                           $   65,556    $   22,508    $    7,728    $        0    $        0    $        0
                                        --------------------------------------------------------------------------------
    Subtotal                            $  284,076    $  247,583    $  239,555    $  238,783    $  245,946    $  253,325

  Laundry Income                        $    6,440    $    6,633    $    6,832    $    7,037    $    7,248    $    7,466
  Garage Revenue                        $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                   $   64,400    $   66,332    $   68,322    $   70,372    $   72,483    $   74,657
                                        --------------------------------------------------------------------------------
      Subtotal Other Income             $   70,840    $   72,965    $   75,154    $   77,409    $   79,731    $   82,123
                                        --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $1,243,564    $1,325,886    $1,381,118    $1,430,511    $1,473,426    $1,517,629

OPERATING EXPENSES:
  Taxes                                 $  119,600    $  123,188    $  126,884    $  130,690    $  134,611    $  138,649
  Insurance                             $   46,000    $   47,380    $   48,801    $   50,265    $   51,773    $   53,327
  Utilities                             $   46,000    $   47,380    $   48,801    $   50,265    $   51,773    $   53,327
  Repair & Maintenance                  $  174,800    $  180,044    $  185,445    $  191,009    $  196,739    $  202,641
  Cleaning                              $        0    $        0    $        0    $        0    $        0    $        0
  Landscaping                           $        0    $        0    $        0    $        0    $        0    $        0
  Security                              $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                   $   32,200    $   33,166    $   34,161    $   35,186    $   36,241    $   37,329
  General Administrative                $  184,000    $  189,520    $  195,206    $  201,062    $  207,094    $  213,306
  Management                            $   62,178    $   66,294    $   69,056    $   71,526    $   73,671    $   75,881
  Miscellaneous                         $        0    $        0    $        0    $        0    $        0    $        0
                                        --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $  664,778    $  686,972    $  708,354    $  730,003    $  751,903    $  774,460

  Reserves                              $   46,000    $   47,380    $   48,801    $   50,265    $   51,773    $   53,327
                                        --------------------------------------------------------------------------------
NET OPERATING INCOME                    $  532,786    $  591,534    $  623,962    $  650,242    $  669,750    $  689,842

  Operating Expense Ratio (% of EGI)          53.5%         51.8%         51.3%         51.0%         51.0%         51.0%
  Operating Expense Per Unit            $    3,613    $    3,734    $    3,850    $    3,967    $    4,086    $    4,209

                 YEAR                    APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
             FISCAL YEAR                     7            8             9             10            11
----------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                             $1,739,495    $1,791,680    $1,845,431    $1,900,794    $1,957,817

  Vacancy                               $  226,134    $  232,918    $  239,906    $  247,103    $  254,516
  Credit Loss                           $   34,790    $   35,834    $   36,909    $   38,016    $   39,156
  Concessions                           $        0    $        0    $        0    $        0    $        0
                                        ------------------------------------------------------------------
    Subtotal                            $  260,924    $  268,752    $  276,815    $  285,119    $  293,673

  Laundry Income                        $    7,690    $    7,920    $    8,158    $    8,403    $    8,655
  Garage Revenue                        $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                   $   76,897    $   79,204    $   81,580    $   84,027    $   86,548
                                        ------------------------------------------------------------------
      Subtotal Other Income             $   84,587    $   87,124    $   89,738    $   92,430    $   95,203
                                        ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $1,563,158    $1,610,052    $1,658,354    $1,708,105    $1,759,348

OPERATING EXPENSES:
  Taxes                                 $  142,809    $  147,093    $  151,506    $  156,051    $  160,732
  Insurance                             $   54,926    $   56,574    $   58,271    $   60,020    $   61,820
  Utilities                             $   54,926    $   56,574    $   58,271    $   60,020    $   61,820
  Repair & Maintenance                  $  208,720    $  214,982    $  221,431    $  228,074    $  234,917
  Cleaning                              $        0    $        0    $        0    $        0    $        0
  Landscaping                           $        0    $        0    $        0    $        0    $        0
  Security                              $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                   $   38,448    $   39,602    $   40,790    $   42,014    $   43,274
  General Administrative                $  219,706    $  226,297    $  233,086    $  240,078    $  247,281
  Management                            $   78,158    $   80,503    $   82,918    $   85,405    $   87,967
  Miscellaneous                         $        0    $        0    $        0    $        0    $        0
                                        ------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $  797,694    $  821,625    $  846,273    $  871,662    $  897,811

  Reserves                              $   54,926    $   56,574    $   58,271    $   60,020    $   61,820
                                        ------------------------------------------------------------------
NET OPERATING INCOME                    $  710,538    $  731,854    $  753,809    $  776,424    $  799,716

  Operating Expense Ratio (% of EGI)          51.0%         51.0%         51.0%         51.0%         51.0%
  Operating Expense Per Unit            $    4,335    $    4,465    $    4,599    $    4,737    $    4,879

Estimated Stabilized NOI              $595,064           Sales Expense Rate             2.00%
Months to Stabilized                         1           Discount Rate                 12.50%
Stabilized Occupancy                      87.0%          Terminal Cap Rate             11.00%

Gross Residual Sale Price      $7,270,148                    Deferred Maintenance                  $        0
  Less: Sales Expense          $  145,403                    Add: Excess Land                      $        0
                               ----------
Net Residual Sale Price        $7,124,745                    Other Adjustments                     $        0
                                                                                                   ----------
PV of Reversion                $2,194,038                    Value Indicated By "DCF"              $6,007,056
Add: NPV of NOI                $3,813,018                                      Rounded             $6,000,000
                               ----------
PV Total                       $6,007,056

                          "DCF" VALUE SENSITIVITY TABLE

                                                       DISCOUNT RATE
                       -------------------------------------------------------------------------------
    TOTAL VALUE          12.00%          12.25%            12.50%            12.75%          13.00%
------------------------------------------------------------------------------------------------------
           10.50%      $6,306,090      $6,207,768        $6,111,534        $6,017,334       $5,925,119
           10.75%      $6,250,201      $6,153,112        $6,058,080        $5,965,054       $5,873,984
TERMINAL   11.00%      $6,196,853      $6,100,940        $6,007,056        $5,915,150       $5,825,173
CAP RATE   11.25%      $6,145,876      $6,051,087        $5,958,299        $5,867,464       $5,778,532
           11.50%      $6,097,115      $6,003,401        $5,911,663        $5,821,851       $5,733,918

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 34
VENTURA LANDING, ORLANDO, FLORIDA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $81,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
VENTURA LANDING, ORLANDO, FLORIDA

                                 VENTURA LANDING

                                                       TOTAL       PER SQ. FT.    PER UNIT    % OF EGI
                                                   ---------------------------------------------------
REVENUE
  Base Rent                                         $ 1,456,800    $      8.74    $  7,917

  Less: Vacancy & Collection Loss         15.00%    $   218,520    $      1.31    $  1,188

  Plus: Other Income
    Laundry Income                                  $     6,440    $      0.04    $     35      0.49%
    Garage Revenue                                  $         0    $      0.00    $      0      0.00%
    Other Misc. Revenue                             $    64,400    $      0.39    $    350      4.92%
                                                    - ----------------------------------------------
      Subtotal Other Income                         $    70,840    $      0.42    $    385      5.41%

EFFECTIVE GROSS INCOME                              $ 1,309,120    $      7.85    $  7,115

OPERATING EXPENSES:
  Taxes                                             $   119,600    $      0.72    $    650      9.14%
  Insurance                                         $    46,000    $      0.28    $    250      3.51%
  Utilities                                         $    46,000    $      0.28    $    250      3.51%
  Repair & Maintenance                              $   174,800    $      1.05    $    950     13.35%
  Cleaning                                          $         0    $      0.00    $      0      0.00%
  Landscaping                                       $         0    $      0.00    $      0      0.00%
  Security                                          $         0    $      0.00    $      0      0.00%
  Marketing & Leasing                               $    32,200    $      0.19    $    175      2.46%
  General Administrative                            $   184,000    $      1.10    $  1,000     14.06%
  Management                               5.00%    $    65,456    $      0.39    $    356      5.00%
  Miscellaneous                                     $         0    $      0.00    $      0      0.00%

TOTAL OPERATING EXPENSES                            $   668,056    $      4.01    $  3,631     51.03%

  Reserves                                          $    46,000    $      0.28    $    250      3.51%
                                                    - ----------------------------------------------
NET OPERATING INCOME                                $   595,064    $      3.57    $  3,234     45.46%

  "GOING IN" CAPITALIZATION RATE                          10.00%

  VALUE INDICATION                                  $ 5,950,640    $     35.68    $ 32,340

  PV OF CONCESSIONS                                ($    81,000)

  "AS IS" VALUE INDICATION
      (DIRECT CAPITALIZATION APPROACH)              $ 5,869,640

                              ROUNDED               $ 5,900,000    $     35.38    $ 32,065

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
VENTURA LANDING, ORLANDO, FLORIDA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE       VALUE         ROUNDED       $/UNIT       $/SF
--------------------------------------------------------------
  9.25%     $ 6,352,124    $ 6,400,000    $ 34,783    $  38.38
  9.50%     $ 6,182,832    $ 6,200,000    $ 33,696    $  37.18
  9.75%     $ 6,022,221    $ 6,000,000    $ 32,609    $  35.98
 10.00%     $ 5,869,640    $ 5,900,000    $ 32,065    $  35.38
 10.25%     $ 5,724,502    $ 5,700,000    $ 30,978    $  34.18
 10.50%     $ 5,586,276    $ 5,600,000    $ 30,435    $  33.58
 10.75%     $ 5,454,479    $ 5,500,000    $ 29,891    $  32.98

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $5,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis         $6,000,000
Direct Capitalization Method          $5,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $6,000,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
VENTURA LANDING, ORLANDO, FLORIDA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                            Not Utilized
Sales Comparison Approach                $  6,400,000
Income Approach                          $  6,000,000
Reconciled Value                         $  6,000,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 26, 2003 the market value of the fee simple estate in the property is:

                                   $6,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
VENTURA LANDING, ORLANDO, FLORIDA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
VENTURA LANDING, ORLANDO, FLORIDA

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
VENTURA LANDING, ORLANDO, FLORIDA

                              SUBJECT PHOTOGRAPHS

          [PICTURE]                                       [PICTURE]

      EXTERIOR - OFFICE                     EXTERIOR - VIEW FROM CURRY FORD ROAD

          [PICTURE]                                       [PICTURE]

EXTERIOR - APARTMENT BUILDING                  INTERIOR - MODEL APARTMENT UNIT

          [PICTURE]                                       [PICTURE]

  EXTERIOR - SWIMMING POOL                     EXTERIOR - APARTMENT BUILDINGS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
VENTURA LANDING, ORLANDO, FLORIDA

                              SUBJECT PHOTOGRAPHS

         [PICTURE]                                        [PICTURE]

INTERIOR - COMMUNITY CENTER                      INTERIOR - MODEL APARTMENT

          [PICTURE]                                       [PICTURE]

 INTERIOR - APARTMENT UNIT                       INTERIOR - APARTMENT UNIT

         [PICTURE]                                        [PICTURE]

EXTERIOR - VIEW OF PROJECT                    LOOKING EAST ALONG CURRY FORD ROAD

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VENTURA LANDING, ORLANDO, FLORIDA

                                    EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VENTURA LANDING, ORLANDO, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1              COMPARABLE I-2              COMPARABLE I-3
HOLLOWBROOK APARTMENTS       WINDSCAPE APARTMENTS           STONE MILL RUN
 5465 Curry Ford Road      5300 Cinderline Parkway     5101-5125 Curry Ford Road
   Orlando, Florida            Orlando, Florida            Orlando, Florida

      [PICTURE]                   [PICTURE]                   [PICTURE]

      COMPARABLE I-4              COMPARABLE I-5
   TARA OAKS APARTMENTS    THE ASHLEY OF SPRING VALLEY
523-525 East Michigan St.     693 South Wymore Road
     Orlando, Florida       Altamonte Springs, Florida

        [PICTURE]                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VENTURA LANDING, ORLANDO, FLORIDA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                    COMPARABLE
          DESCRIPTION                                 SUBJECT                                          R - 1
-------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Ventura Landing                                    Cypress Run
  Management Company               AIMCO                                              Drucker & Falk
LOCATION:
  Address                          6203 Curry Ford Road                               7100 Gateshead Circle
  City, State                      Orlando, Florida                                   Orlando
  County                           Orange                                             Florida
  Proximity to Subject                                                                1 mile southeast of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           166,760                                            222,720
  Year Built                       1973                                               1990
  Effective Age                    20                                                 10
  Building Structure Type          Stucco exterior walls; asphalt shingle roof        Stucco exterior walls; asphalt roof
  Parking Type (Gr., Cov., etc.)   Open                                               Open
  Number of Units                  184                                                248
  Unit Mix:                                   Type            Unit   Qty.  Mo. Rent          Type          Unit    Qty.    Mo.
                                   1  1Br/1Ba - The Mart        725   64     $569        1X1 The Pine        600    40    $550
                                   2  2Br/1.5Ba - The Osp       930   96     $659     1  1X1 The Willow      780   104    $650
                                   3  3Br/2Ba - The Falcon    1,295   24     $819     2  2X2 The Oak       1,050    48    $750
                                                                                      3  3X2 The Cypress   1,200    56    $900

  Average Unit Size (SF)           906                                                898
  Unit Breakdown:                    Efficiency        0%      2-Bedroom      52%       Efficiency      0%    2-Bedroom    19%
                                     1-Bedroom        35%      3-Bedroom      13%       1-Bedroom      58%    3-Bedroom    23%
CONDITION:                         Good                                               Good
APPEAL:                            Average                                            Good
AMENITIES:
  Unit Amenities                           Attach. Garage         Vaulted Ceiling          Attach. Garage    X  Vaulted Ceiling
                                      X    Balcony            X   W/D Connect.          X  Balcony           X  W/D Connect.
                                           Fireplace                                    X  Fireplace
                                      X    Cable TV Ready                               X  Cable TV Ready
  Project Amenities                   X    Swimming Pool                                X  Swimming Pool
                                      X    Spa/Jacuzzi        X   Car Wash              X  Spa/Jacuzzi       X  Car Wash
                                      X    Basketball Court   X   BBQ Equipment            Basketball Court  X  BBQ Equipment
                                      X    Volleyball Court       Theater Room             Volleyball Court     Theater Room
                                           Sand Volley Ball   X   Meeting Hall             Sand Volley Ball  X  Meeting Hall
                                      X    Tennis Court           Secured Parking          Tennis Court         Secured Parking
                                           Racquet Ball           Laundry Room          X  Racquet Ball      X  Laundry Room
                                           Jogging Track          Business Office          Jogging Track     X  Business Office
                                      X    Gym Room           X   Community Room        X  Gym Room          X  Community Room
                                      X    Picnic Area                                  X  Picnic Area

OCCUPANCY:                         95%                                                89%
LEASING DATA:
  Available Leasing Terms          6 to 13 Months                                     6 to 12 Months
  Concessions                      1 1/2 Months Free for 1 and 2 BR                   None
  Pet Deposit                      $150 - $300                                        $200 - $300
  Utilities Paid by Tenant:           X    Electric               Natural Gas           X  Electric             Natural Gas
                                           Water                  Trash                    Water                Trash
  Confirmation                     May 26, 2003; Property Manager                     May 26, 2003; Leasing Agent
  Telephone Number                 (407) 275-7810                                     (407) 658-4704
NOTES:                                                                                None
  COMPARISON TO SUBJECT:                                                              Slightly Superior

                                                    COMPARABLE                                       COMPARABLE
           DESCRIPTION                                 R - 2                                            R - 3
--------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Grove Park                                        Hollowbrook Apartments
  Management Company               LEDIC                                             Brencor Management
LOCATION:
  Address                          5325 Curry Ford Road                              5465 Curry Ford Road
  City, State                      Orlando, Florida                                  Orlando, Florida
  County                           Orange                                            Orange
  Proximity to Subject             1 mile west of the subject                        1 mile west of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           163,904                                           148,220
  Year Built                       1968                                              1969
  Effective Age                    25                                                25
  Building Structure Type          Brick & wood siding walls; asphalt shingle roof   Stucco exterior walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)   Open                                              Open
  Number of Units                  184                                               144
  Unit Mix:                               Type            Unit       Qty.      Mo.            Type          Unit    Qty.     Mo.
                                    1  1X1 Valencia         728       88      $550    1  1Br/1Ba              745    28     $555
                                    1  1X1 Temple           777        0      $560    2  2Br/2Ba            1,060    48     $675
                                       1X1 Hamlin           546        0      $495    2  2Br/1.5Ba Townhm   1,100    56     $645
                                    2  2X1 Glen Summer      896        0      $625    3  3Br/2Ba            1,240    12     $785
                                    2  2X2 Belladona      1,040       96      $670

  Average Unit Size (SF)           891                                               1,029
  Unit Breakdown:                    Efficiency         0%      2-Bedroom      43%      Efficiency     0%     2-Bedroom     72%
                                     1-Bedroom         49%      3-Bedroom       8%      1-Bedroom     19%     3-Bedroom      8%
CONDITION:                         Good                                              Average
APPEAL:                            Good                                              Average
AMENITIES:
  Unit Amenities                         Attach. Garage       X   Vaulted Ceiling         Attach. Garage     X  Vaulted Ceiling
                                     X   Balcony              X   W/D Connect.         X  Balcony            X  W/D Connect.
                                         Fireplace            X                           Fireplace
                                     X   Cable TV Ready           Shuffleboard         X  Cable TV Ready
  Project Amenities                  X   Swimming Pool                                 X  Swimming Pool
                                         Spa/Jacuzzi          X   Car Wash                Spa/Jacuzzi        X  Car Wash
                                     X   Basketball Court     X   BBQ Equipment        X  Basketball Court   X  BBQ Equipment
                                         Volleyball Court         Theater Room            Volleyball Court      Theater Room
                                         Sand Volley Ball     X   Meeting Hall            Sand Volley Ball   X  Meeting Hall
                                         Tennis Court             Secured Parking         Tennis Court          Secured Parking
                                         Racquet Ball         X   Laundry Room            Racquet Ball       X  Laundry Room
                                         Jogging Track        X   Business Office         Jogging Track      X  Business Office
                                     X   Gym Room                 Community Room       X  Gym Room              Community Room
                                     X   Picnic Area                                   X  Picnic Area

OCCUPANCY:                         90%                                               90%
LEASING DATA:
  Available Leasing Terms          6 to 12 Months                                    9 to 12 Months
  Concessions                      1 month free                                      1 - Month Free
  Pet Deposit                      $250 non-refundable pet fee                       Varies
  Utilities Paid by Tenant:          X   Electric             X   Natural Gas          X  Electric              Natural Gas
                                         Water                    Trash                   Water                 Trash
  Confirmation                     May 26, 2003; Leasing Agent                       May 26, 2003; Leasing Agent
  Telephone Number                 (407) 273-5320                                    (407) 275-9476
NOTES:                             This property has 88 1-BR units and 96 2-BR
                                   units. An exact division of the units was
                                   not available.

  COMPARISON TO SUBJECT:           Slightly Inferior                                 Similar

                                                  COMPARABLE                                          COMPARABLE
          DESCRIPTION                                R - 4                                               R - 5
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Dovetail Villas Ph I                              Highland Pointe
  Management Company               Property Asset Management                         CAMEO
LOCATION:
  Address                          5916 Mausser Drive                                7721 Silverpointe Boulevard
  City, State                      Orlando, Florida                                  Orlando, Florida
  County                           Orange                                            Orange
  Proximity to Subject             Across Curry Ford Road                            1mile northeast of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           283,010                                           277,600
  Year Built                       1981                                              1985
  Effective Age                    15                                                15
  Building Structure Type          Brick & wood siding walls; asphalt shingle roof   Stucco exterior walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)   Garage, Open, Covered                             Open
  Number of Units                  232                                               272
  Unit Mix:                                 Type           Unit   Qty.    Mo.             Type         Unit        Qty.       Mo.
                                    1  1Br/1Ba - Finch      875    32     $645        1  1Br/1Ba         900       124       $610
                                    2  2Br/2Ba - Dove     1,150    90     $745        2  2Br/2Ba       1,100       132       $735
                                    2  2Br/2Ba - Peacock  1,385    26     $765        3  3Br/2Ba       1,300        16       $815
                                    3  3Br/2Ba - Eagle    1,375    84     $840

  Average Unit Size (SF)           1,220                                             1,021
  Unit Breakdown:                    Efficiency        0%       2-Bedroom    55%          Efficiency       0%     2-Bedroom     49%
                                     1-Bedroom        29%       3-Bedroom    16%          1-Bedroom       46%     3-Bedroom      6%
CONDITION:                         Good                                              Good
APPEAL:                            Good                                              Good
AMENITIES:

  Unit Amenities                        Attach. Garage     X  Vaulted Ceiling               Attach. Garage      X   Vaulted Ceiling
                                     X  Balcony            X  W/D Connect.              X   Balcony             X   W/D Connect.
                                        Fireplace                                           Fireplace
                                     X  Cable TV Ready                                  X   Cable TV Ready
  Project Amenities                  X  Swimming Pool                                   X   Swimming Pool
                                        Spa/Jacuzzi        X  Car Wash                  X   Spa/Jacuzzi         X   Car Wash
                                     X  Basketball Court   X  BBQ Equipment                 Basketball Court    X   BBQ Equipment
                                        Volleyball Court      Theater Room                  Volleyball Court        Theater Room
                                        Sand Volley Ball   X  Meeting Hall                  Sand Volley Ball    X   Meeting Hall
                                     X  Tennis Court          Secured Parking           X   Tennis Court            Secured Parking
                                        Racquet Ball       X  Laundry Room                  Racquet Ball        X   Laundry Room
                                        Jogging Track      X  Business Office           X   Jogging Track       X   Business Office
                                     X  Gym Room           X  Community Room            X   Gym Room                Community Room
                                     X  Picnic Area                                         Picnic Area

OCCUPANCY:                         89%                                               91%
LEASING DATA:
  Available Leasing Terms          7 to 12 Months                                    7 to 12 Months
  Concessions                      1 month free for 1 BR & 2 BR                      1 month free for 1 BR & 2 months free for 2 BR
  Pet Deposit                      $300 - $500, plus $15 per month                   $300
  Utilities Paid by Tenant:          X  Electric              Natural Gas               X   Electric                Natural Gas
                                        Water                 Trash                         Water                   Trash
  Confirmation                     May 26, 2003; Leasing Agent                       May 26, 2003; Leasing Agent
  Telephone Number                 (407) 275-3790                                    (407) 281-4566
NOTES:                             None                                              None

  COMPARISON TO SUBJECT:           Superior                                          Slightly Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VENTURA LANDING, ORLANDO, FLORIDA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1               COMPARABLE R-2            COMPARABLE R-3
     CYPRESS RUN                   GROVE PARK          HOLLOWBROOK APARTMENTS
7100 Gateshead Circle         5325 Curry Ford Road      5465 Curry Ford Road
       Orlando                  Orlando, Florida          Orlando, Florida

      [PICTURE]                    [PICTURE]                  [PICTURE]

    COMPARABLE R-4                COMPARABLE R-5
 DOVETAIL VILLAS PH I            HIGHLAND POINTE
  5916 Mausser Drive       7721 Silverpointe Boulevard
   Orlando, Florida              Orlando, Florida

      [PICTURE]                     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VENTURA LANDING, ORLANDO, FLORIDA

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VENTURA LANDING, ORLANDO, FLORIDA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VENTURA LANDING, ORLANDO, FLORIDA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VENTURA LANDING, ORLANDO, FLORIDA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
VENTURA LANDING, ORLANDO, FLORIDA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief

         The statements of fact contained in this report are true and correct.

         The report analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the impartial and unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc., and I personally have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         The engagement of American Appraisal Associates, Inc., and myself personally in this assignment and compensation for American Appraisal Associates, Inc., are not contingent on the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

         I personally did not inspect the subject property. Michael L. Kersten provided significant real property appraisal assistance in the preparation of this report.

                                               -s- Alice MacQueen
                                          ----------------------------
                                                 Alice MacQueen
                                        Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                                   #RZ0002202

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VENTURA LANDING, ORLANDO, FLORIDA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VENTURA LANDING, ORLANDO, FLORIDA

                                           ALICE MACQUEEN

                            VICE PRESIDENT AND PRINCIPAL, REAL ESTATE GROUP

POSITION Alice MacQueen serves as a Vice President and Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

 Valuation                 Ms. MacQueen specializes in the appraisal of
                           investment real estate and is annually involved in the valuation of several billion dollars of real property. The purposes of these valuations include allocation of purchase price, charitable donation, financing, purchase, sale, and syndication. She has also been involved in land planning analyses for major mixed-use developments.

                           She has appraised various types of real estate including congregate care facilities, industrial properties, manufacturing facilities, office buildings, recreational subdivisions and planned unit developments, single- and multifamily residential properties, and shopping centers. Special-purpose properties she has appraised include campgrounds, churches, country clubs, golf courses, historic landmarks, proprietary cemeteries, and schools.

                           In addition to market value opinions, Ms. MacQueen has provided feasibility and highest and best use studies. She has also been involved in several research projects, providing background studies involving major property tax appeal cases. These studies included the impact of inflation, rate of return considerations, sales-assessment ratio analyses, and the applicability of income capitalization to commercial and industrial properties.

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VENTURA LANDING, ORLANDO, FLORIDA

                           Ms. MacQueen has appraised real estate in 46 U.S. states, Mexico, and Puerto Rico.

Business Ms. MacQueen joined AAA in 1983. She served as Regional Real Estate Director for the southeastern United States from 1987 to 1992 and as National Director of the Real Estate Valuation Group from 1992 through 1995, when she assumed her current position. Before joining the firm, she was involved in property management for five years and spent an additional five years as an appraiser, consultant, and research analyst.

EDUCATION                  Realtors Institute of Virginia
                           Greenbrier College for Women - Liberal Arts

STATE CERTIFICATIONS       State of Arizona, Certified General Real Estate
                           Appraiser,
                           #30987

                           State of Florida, Certified General Appraiser, #RZ0002202

                           State of Georgia, Certified General Real Property Appraiser,
                           #239776

                           State of Minnesota, Certified General Real Property Appraiser,
                           #AP-20144872

                           State of New Mexico, General Certified Appraiser, #001626-G

                           State of Utah, State Certified General Appraiser, #CG00057001

PROFESSIONAL               American Society of Appraisers, Candidate
AFFILIATIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
VENTURA LANDING, ORLANDO, FLORIDA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
VENTURA LANDING, ORLANDO, FLORIDA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.